Putnam High Yield Advantage
May 31, 2011

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1(000s omitted)	Class A	    $20,183
			Class B         260
			Class C		320

72DD2(000s omitted)	 Class M		 6,020
				Class R		   512
				Class Y		 3,864

73A1				Class A		0.229
				Class B		0.205
				Class C		0.206

73A2				Class M		0.223
				Class R		0.223
				Class Y		0.235

74U1	(000s omitted)	Class A		86,380
				Class B		 1,239
				Class C		 1,466

74U2	(000s omitted)	Class M		25,711
				Class R		 2,693
				Class Y		16,927

74V1				Class A		6.11
				Class B		6.00
				Class C		5.99

74V2				Class M		6.11
				Class R		6.11
				Class Y		6.30


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.